LIMITED DURATION SHAREHOLDER RIGHTS PLAN AGREEMENT
dated as of August 29, 2006
BETWEEN
ANORMED INC.
AND
COMPUTERSHARE INVESTOR SERVICES INC.
AS RIGHTS AGENT

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2
1.1	Certain Definitions	2
1.2	Currency	16
1.3	Headings	16
1.4	Calculation of Number and Percentage of Beneficial Ownership of Outstanding Voting Shares	16
1.5	Acting Jointly or in Concert	16
1.6	Generally Accepted Accounting Principles	16

ARTICLE 2 THE RIGHTS		17
2.1	Legend on Common Share Certificates	17
2.2	Initial Exercise Price; Exercise of Rights; Detachment of Rights	17
2.3	Adjustments to Exercise Price; Number of Rights	21
2.4	Date on Which Exercise Is Effective	26
2.5	Execution, Authentication, Delivery and Dating of Rights Certificates	26
2.6	Registration, Transfer and Exchange	26
2.7	Mutilated, Destroyed, Lost and Stolen Rights Certificates	27
2.8	Persons Deemed Owners of Rights	28
2.9	Delivery and Cancellation of Certificates	28
2.10	Agreement of Rights Holders	29
2.11	Rights Certificate Holder Not Deemed a Shareholder	29

ARTICLE 3 ADJUSTMENTS TO THE RIGHTS IN THE EVENT OF CERTAIN TRANSACTIONS		30
3.1	Flip-in Event	30

ARTICLE 4 THE RIGHTS AGENT		32
4.1	General	32
4.2	Merger, Amalgamation or Consolidation or Change of Name of Rights Agent	33
4.3	Duties of Rights Agent	34
4.4	Change of Rights Agent	35

ARTICLE 5 MISCELLANEOUS		36
5.1	Redemption and Waiver	36
5.2	Expiration	37
5.3	Issuance of New Rights Certificates	37
5.4	Supplements and Amendments	37
5.5	Fractional Rights and Fractional Shares	38
5.6	Rights of Action	38
5.7	Regulatory Approvals	38
5.8	Declaration as to Non-Canadian Holders	39
5.9	Notices	39

- ii -

5.10	Costs of Enforcement	40
5.11	Successors	40
5.12	Benefits of this Agreement	40
5.13	Governing Law	40
5.14	Severability	41
5.15	Effective Date and Termination	41
5.16	Determinations and Actions by the Board of Directors	41
5.17	Time of the Essence	41
5.18	Execution in Counterparts	41

LIMITED DURATION SHAREHOLDER RIGHTS PLAN AGREEMENT
THIS AGREEMENT dated as of the 29th day of August, 2006.
BETWEEN:
ANORMED INC., a corporation incorporated under the laws of Canada

(“AnorMED”, or the “Corporation”)
OF THE FIRST PART
AND:
COMPUTERSHARE INVESTOR SERVICES INC., a trust company existing under the laws of Canada

(the “Rights Agent”)
OF THE SECOND PART
     WHEREAS the board of directors of AnorMED has determined that it is in the best interests of AnorMED to adopt a shareholder rights plan to ensure, to the extent possible, that all shareholders of AnorMED are treated fairly in connection with any take-over bid for AnorMED;
     AND WHEREAS in order to implement the adoption of a shareholder rights plan as established by this Agreement, the board of directors of AnorMED has:
(a)	authorized the issuance, effective one minute after the Effective Date (as hereinafter defined), of one Right (as hereinafter defined) in respect of each Voting Share (as hereinafter defined) of AnorMED in each case outstanding one minute after the Effective Date (the “Record Time”); and

(b)	authorized the issuance of one Right in respect of each Voting Share issued after the Record Time and prior to the earlier of the Separation Time (as hereinafter defined) and the Expiration Time (as hereinafter defined);
     AND WHEREAS each Right entitles the holder thereof, after the Separation Time, to purchase securities of AnorMED pursuant to the terms and subject to the conditions set forth in this Agreement;
     AND WHEREAS AnorMED desires to appoint the Rights Agent to act on behalf of AnorMED and the holders of Rights, and the Rights Agent is willing to so act, in connection with the issuance, transfer, exchange and replacement of Rights Certificates (as hereinafter defined), the exercise of Rights and other matters referred to in this Agreement;

     AND WHEREAS the board of directors of AnorMED proposes that this Agreement be in place until the Expiration Date (as hereinafter defined);
     NOW THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein, and subject to such covenants and agreements, the parties hereby agree as follows:
ARTICLE 1
INTERPRETATION
1.1	Certain Definitions
For purposes of this Agreement, the following terms have the meanings indicated:
(a)	“Acquiring Person” means any Person who is the Beneficial owner of more than 20% of the outstanding Voting Shares; provided, however, that the term “Acquiring Person” shall not include:
(i)	AnorMED or any Subsidiary of AnorMED;

(ii)	any Person who becomes the Beneficial owner of more than 20% of the outstanding Voting Shares as a result of one or any combination of (A) an acquisition or redemption by AnorMED of Voting Shares which, by reducing the number of Voting Shares outstanding, increases the proportionate number of Voting Shares Beneficially owned by such Person to more than 20% of the Voting Shares then outstanding, (B) Permitted Bid Acquisitions, (C) Pro Rata Acquisitions, or (D) Exempt Acquisitions; provided, however, that if a Person becomes the Beneficial owner of more than 20% of the outstanding Voting Shares by reason of one or any combination of the operation of Paragraphs (A), (B), (C), or (D) above and such Person thereafter becomes the Beneficial owner of more than 1% of the number of outstanding Voting Shares (other than pursuant to one or more of any combination of Paragraphs (A), (B), (C) or (D) above), as the case may be, then as of the date such Person becomes the Beneficial owner of such additional Voting Shares, as the case may be, such Person shall become an “Acquiring Person”;

(iii)	for a period of 10 calendar days after the Disqualification Date (as defined below), any Person who becomes the Beneficial owner of more than 20% of the outstanding Voting Shares as a result of such Person becoming disqualified from relying on Clause (i)(iii)(B) solely because such Person is making or has announced a current intention to make a Take-over Bid, either alone or by acting jointly or in concert with any other Person. For the purposes of this definition, “Disqualification Date” means the first date of a public announcement of facts indicating that any Person is making or has announced a current intention to make a Take-over Bid; or

(iv)	an underwriter or member of a banking or selling group that becomes the Beneficial owner of more than 20% of the Voting Shares in connection with a distribution of securities of AnorMED;

(v)	a Person who is the Beneficial owner of more than 20% of the outstanding Voting Shares determined as at the Record Time (a “Grandfathered Person”), provided, however, that this exception shall not be, and shall cease to be, applicable to a Grandfathered Person in the event that such Grandfathered Person shall, after the Record Time: (1) cease to own more than 20% of the outstanding Voting Shares, or (2) become the Beneficial owner of any additional Voting Shares that increases its Beneficial ownership of Voting Shares, by more than 1% of the number of outstanding Voting Shares other than through an acquisition pursuant to which a Person becomes a Beneficial owner of additional Voting Shares by reason of one or any combination of the operation of Paragraphs 1.1(a)(ii)(A), (B), (C) or (D);
(b)	“Adjusted Exercise Price” means the price at which a holder may purchase the securities issuable upon exercise of Rights pursuant to the terms of Clause 3.1(a) which, until adjustment thereof in accordance with the terms hereof, shall be equal to the Exercise Price multiplied by a fraction in which:
(i)	the numerator is the number of Shares per Right that may be purchased pursuant to Clause 3.1(a); and

(ii)	the denominator is the number of Shares per Right that could have been purchased pursuant to Clause 3.1(a)(i) or 3.1(a)(ii) in the event that there had been sufficient authorized but unissued Common Shares to permit each holder of a Right (other than an Acquiring Person or a transferee of the kind described in Clause 3.1(b)(ii)) to purchase the number of Common Shares to which they would have been entitled under Clause 3.1(a)(i) or 3.1(a)(ii);
(c)	“Adjustment Factor” shall mean a fraction in which:
(i)	the numerator is equal to AnorMED’s authorized but unissued Voting Shares;

(ii)	the denominator is equal to AnorMED’s issued and outstanding Voting Shares minus those Voting Shares that the Acquiring Person Beneficially owns;
(d)	“Affiliate”, when used to indicate a relationship with a specified company or corporation, shall mean a Person that directly, or indirectly through one or more controlled intermediaries, controls, or is a company or corporation controlled by, or is under common control with, such a specified company or corporation;

(e)	“Agreement” means this limited duration shareholder rights plan agreement as may be further amended and/or supplemented from time to time; “hereof” “herein”, “hereto” and similar expressions mean and refer to this Agreement as a whole and not to any particular part of this Agreement;

(f)	“annual cash dividend” means cash dividends paid in any fiscal year of AnorMED, to the extent that such cash dividends do not exceed in the aggregate, the greatest of:
(i)	200 % of the aggregate amount of cash dividends declared payable by AnorMED on its Common Shares in its immediately preceding fiscal year;

(ii)	300 % of the arithmetic mean of the aggregate amounts of the annual cash dividends declared payable by AnorMED on its Common Shares in its three immediately preceding fiscal years; and

(iii)	100 % of the aggregate consolidated net income of AnorMED, before extraordinary items, for its immediately preceding fiscal year;
(g)	“AnorMED” means AnorMED Inc., a corporation governed by the laws of Canada together where the context requires, with its Subsidiaries;

(h)	“Associate” means, when used to indicate a relationship with a specified Person, a spouse of that Person, any Person of the same or opposite sex with whom that Person is living in a conjugal relationship outside marriage, a child of that Person, or a relative of that Person who has the same residence as that Person;

(i)	A Person shall be deemed the “Beneficial owner” of, and to have “Beneficial ownership” of, and to “Beneficially own”,
(i)	any securities as to which such Person or any of such Person’s Affiliates or Associates is the owner at law or in equity;

(ii)	any securities as to which such Person or any of such Person’s Affiliates or Associates has the right to become the owner at law or in equity (where such right is exercisable within a period of 60 days, whether or not on condition or the happening of any contingency or the making of any payment) pursuant to any agreement, arrangement, pledge or understanding, whether or not in writing (other than customary agreements with and between underwriters and/or banking group members and/or selling group members with respect to a distribution of securities and other than pledges of securities in the ordinary course of business), or upon the exercise of any conversion right, exchange right, share purchase right (other than the Rights), warrant or option; and

(iii)	any securities which are Beneficially owned within the meaning of Clauses 1.1(i)(i) or (ii) by any other Person with whom such Person is acting jointly or in concert;

provided, however, that a Person shall not be deemed the “Beneficial owner” of, or to have “Beneficial ownership” of, or to “Beneficially own”, any security:
(A)	because such security has been deposited or tendered pursuant to any Take-over Bid made by such Person, made by any of such Person’s Affiliates or Associates or made by any other Person referred to in Clause 1.1(i)(iii), until the earlier of such deposited or tendered security being taken up or paid for;

(B)	because such Person, any of such Person’s Affiliates or Associates or any other Person referred to in Clause 1.1(i)(iii) holds such security provided that,
(1)	the ordinary business of any such Person (the “Investment Manager”) includes the management of investment funds for others (which others, for greater certainty, may include or be limited to one or more employee benefit plans or pension plans) and such security is held by the Investment Manager in the ordinary course of such business in the performance of such Investment Manager’s duties for the account of any other Person (a “Client”), including non-discretionary accounts held on behalf of a Client by a dealer or broker registered under applicable law;

(2)	such Person is (i) the manager or trustee (the “Manager”) of a mutual fund (a “Mutual Fund”) that is registered or qualified to issue its securities to investors under the securities laws of any province of Canada or the laws of the United States and such security is held in the ordinary course of business in the performance of the Manager’s duties with respect to the Mutual Fund, or (ii) a Mutual Fund;

(3)	such Person (the “Trust Company”) is licensed to carry on the business of a trust company under applicable laws and, as such, acts as trustee or administrator or in a similar capacity in relation to the estates of deceased or incompetent Persons (each an “Estate Account”) or in relation to other accounts (each an “Other Account”) and holds such security in the ordinary course of such duties for such Estate Accounts or for such Other Accounts;

(4)	such Person is established by statute for purposes that include, and the ordinary business or activity of such Person (the “Statutory Body”) includes, the management of investment funds for employee benefit plans, pension plans, insurance plans or various public bodies;

(5)	such Person (the “Administrator”) is the administrator or trustee of one or more pension funds, plans or related trusts (a “Plan”) registered or qualified under the laws of Canada or any Province thereof or the laws of the United States of America or any state thereof or is a Plan; or

(6)	such Person is a Crown agent or agency;
provided, in any of the above cases, that the Investment Manager, the Manager, the Mutual Fund, the Trust Company, the Statutory Body, the Administrator, the Plan, or the Crown agent or agency, as the case may be, is not then making a Take-over Bid or has not then announced an intention to make a Take-over Bid other than an Offer to Acquire Voting Shares or other securities by means of a distribution by AnorMED or by means of ordinary market transactions (including pre-arranged trades entered into in the ordinary course of business of such Person) executed through the facilities of a stock exchange or organized over-the-counter market, alone or by acting jointly or in concert with any other Person;
(C)	because such security has been agreed to be deposited or tendered pursuant to a Lock-up Agreement, or is otherwise deposited or tendered, any Take-over Bid made by such Person, made by any of such Person’s Affiliates or Associates or made by any other Person acting jointly or in concert with such Person until such deposited or tendered security has been taken up or paid for, whichever shall first occur;

(D)	because such Person (1) is a Client of the same Investment Manager as another Person on whose account the Investment Manager holds such security, (2) has an Estate Account or an Other Account of the same Trust Company as another Person on whose account the Trust Company holds such security or (3) is a Plan with the same Administrator as another Plan on whose account the Administrator holds such security;

(E)	where such Person (1) is a Client of an Investment Manager and such security is owned at law or in equity by the Investment Manager, or (2) has an Estate Account or an Other Account of a Trust Company and such security is owned at law or in equity by the Trust Company or (3) is a Plan and such security is owned at law or in equity by the Administrator of the Plan; or

(F)	where such Person is a registered holder of such security as a result of carrying on the business of, or acting as a nominee of, a securities depositary;

(j)	“Board of Directors” means the board of directors of AnorMED or any duly constituted and empowered committee thereof,

(k)	“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Vancouver are authorized or obligated by law to close;

(l)	“Canadian Dollar Equivalent” of any amount which is expressed in United States dollars means, on any date, the Canadian dollar equivalent of any such amount determined by multiplying such amount by the U.S. — Canadian Exchange Rate in effect on such date;

(m)	“Canadian — U.S. Exchange Rate” means, on any date, the inverse of the U.S. - Canadian Exchange Rate in effect on such date;

(n)	“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c.C-44, as amended and the regulations thereunder and any comparable or successor laws or regulations thereto;

(o)	“close of business” on any given date means the time on such date (or, if such date is not a Business Day, the time on the next succeeding Business Day) at which the principal office in Vancouver of the transfer agent for the Shares of AnorMED (or, after the Separation Time, the principal transfer office in Vancouver of the Rights Agent) is closed to the public;

(p)	“Common Shares” means the common shares in the capital of AnorMED;

(q)	“Competing Permitted Bid” means a Take-over Bid that:
(i)	is made after a Permitted Bid has been made and prior to the expiry of that other Permitted Bid;

(ii)	satisfies all components of the definition of a Permitted Bid other than the requirements set out in clause 1.1(kk)(ii)(A) of the definition of a Permitted Bid; and

(iii)	contains, and the take-up and payment for securities tendered or deposited is subject to, an irrevocable and unqualified provision that no Voting Shares will be taken up or paid for pursuant to the Take-over Bid prior to the close of business on a date that is no earlier than the later of: (a) the 35th day after the date of the Take-over Bid; and (b) the 60th day after the earliest date on which any other Permitted Bid that is then in existence was made;
(r)	“controlled” — a company is “controlled” by another Person or two or more Persons acting jointly or in concert if:
(i)	securities entitled to vote in the election of directors carrying more than 50% of the votes for the election of directors are held, directly or indirectly, by or on behalf of the other Person or two or more Persons acting jointly or in concert; and

(ii)	the votes carried by such securities are entitled, if exercised, to elect a majority of the board of directors of such company;
and “controls”, “controlling” and “under common control with” shall be interpreted accordingly;

(s)	“Co-Rights Agents” has the meaning ascribed thereto in Subsection 4.1(a);

(t)	“Dividend Reinvestment Acquisition” means an acquisition of Voting Shares of any class pursuant to a Dividend Reinvestment Plan;

(u)	“Dividend Reinvestment Plan” means a regular dividend reinvestment or other program plan of AnorMED made available by AnorMED to holders of its securities and/or to holders of securities of a Subsidiary of AnorMED, where such program or plan permits the holder to direct that some or all of:
(i)	dividends paid in respect of shares of any class of AnorMED or a Subsidiary;

(ii)	proceeds of redemption of shares of AnorMED or a Subsidiary;

(iii)	interest paid on evidences of indebtedness of AnorMED or a Subsidiary; or

(iv)	optional cash payments
be applied to the purchase of Voting Shares;

(v)	“Effective Date” means August 29, 2006;

(w)	“Election to Exercise” has the meaning ascribed thereto in Subsection 2.2(d);

(x)	“Exempt Acquisition” means a share acquisition in respect of which the Board of Directors has waived the application of Section 3.1 pursuant to the provisions of Subsections 5.1(b) or (c);

(y)	“Exercise Price” means, as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right which, until adjustment thereof in accordance with the terms hereof, shall be $50;

(z)	“Expansion Factor” has the meaning ascribed thereto in Subsection 2.3(a);

(aa)	“Expiration Time” has the meaning ascribed thereto in Section 5.15;

(bb)	“Flip-in Event” means a transaction in or pursuant to which any Person becomes an Acquiring Person;

(cc)	“holder” has the meaning ascribed thereto in Section 2.8;

(dd)	“Independent Shareholders” means holders of any Shares, other than (a) any Acquiring Person, (b) any Offeror (other than any Person who pursuant to Clause 1.1(i)(iii)(B) is not deemed to Beneficially own the Voting Shares held by such Person), (c) any Affiliate or Associate of any Acquiring Person or Offeror, (d) any Person acting jointly or in concert with any Acquiring Person or Offeror, and (e) any employee benefit plan, stock purchase plan, deferred profit sharing plan and any similar plan or trust for the benefit of employees of AnorMED or a Subsidiary of AnorMED, unless the beneficiaries of the plan or trust direct the manner in which the Voting Shares are to be voted or withheld from voting or direct whether the Voting Shares are to be tendered to a Take-over Bid;

(ee)	“Lock-up Agreement” means an agreement between a Person and one or more holders of Voting Shares (each a “Locked-up Person”) the terms of which are publicly disclosed and a copy of which agreement is made available to the public (including AnorMED) not later than (i) the date the Lock-up Bid (as defined below) is publicly announced or, (ii) if the Lock-up Bid has been made prior to the date on which such agreement is entered into then as soon as possible after it is entered into and in any event not later than the date following the date of such agreement, pursuant to which each Locked-up Person agrees to deposit or tender Voting Shares to a Take-over Bid (the “Lock-up Bid”) to be made or made by the Person or any of such Person’s Affiliates or Associates or any other Person referred to in clause (iii) of the definition of Beneficial owner and which provides:
(i)	that any agreement to deposit or tender to, or to not withdraw Voting Shares from, the Lock-up Bid is terminable at the option of the Locked-up Person in order to tender or deposit such Voting Shares to another Take-over Bid or support another transaction:
(A)	where the price or value per Voting Share offered under such other Take-over Bid or transaction is higher than the price or value per Voting Share offered under the Lock-up Agreement; or

(B)	if:
(1)	the price or value per Voting Share offered under the other Take-over Bid or transaction exceeds the price or value per Voting Share offered or proposed to be offered under the Lock-up Bid by as much or more than a specified amount (the “Specified Amount”) and the Specified Amount is not greater than 7% of the price or value per Voting Share that is offered or proposed to be offered under the Lock-up Bid; or

(2)	the number of Voting Shares to be purchased under the other Take-over Bid or transaction exceeds the number of

Voting Shares offered to be purchased under the Lock-up Bid by as much or more than a specified number of Voting Shares (the “Specified Number of Shares”) and the Specified Number of Shares is not greater than 7% of the number of Voting Shares offered to be purchased under the Lock-up Bid, at a price or value per Voting Share, as applicable, that is not less than the price or value per Voting Share offered under the Lock-up Bid;
and the agreement may contain a right of first refusal or require a period of delay to give such Person an opportunity to match a higher price or value in another Take-over Bid or transaction or other similar limitation on a Locked-up Person’s right to withdraw Voting Shares from the agreement, so long as the limitation does not preclude the exercise by the Locked-up Person of the right to withdraw Voting Shares during the period of the other Take-over Bid or transaction; and

(ii)	no “break-up” fees, “top-up” fees, penalties, expenses or other amounts that exceed in the aggregate the greater of:
(A)	the cash equivalent of 2.5% of the price or value payable under the Lock-up Bid to a Locked-up Person; and

(B)	50% of the amount by which the price or value payable under another Take-over Bid or transaction to a Locked-up Person exceeds the price or value of the consideration that such Locked-up Person would have received under the Lock-up Bid, shall be payable by a Locked-up Person pursuant to the agreement in the event a Locked-up Person fails to deposit or tender Voting Shares to the Lock-up Bid or withdraw Voting Shares previously tendered thereto in order to tender to another Take-over Bid or support another transaction;
(ff)	“Market Price” per share of any securities on any date of determination means the average of the daily closing sale prices per share of such class of securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if an event of a type analogous to any of the events described in Section 2.3 hereof shall have caused the closing sale prices used to determine the Market Price on any Trading Days not to be fully comparable with the closing sale price on such date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day, each such closing sale price so used shall be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 hereof in order to make it fully comparable with the closing sale price on such date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day. The closing sale price per share of any securities on any date shall be:
(i)	the closing board lot sale price per share or, if such price is not available, the average of the closing bid and asked prices, for each of such securities as reported by the principal Canadian securities exchange (as determined by volume of trading) on which such securities are listed or admitted to trading, or if for any reason neither of such prices is available on such day or the securities are not listed or admitted to trading on a Canadian securities exchange, the closing board lot sale price per share or, if such price is not available, the average of the closing bid and asked prices, for each security as reported by the principal United States securities exchange (as determined by volume of trading) on which such securities are listed or admitted for trading;

(ii)	if for any reason none of such prices is available on such date or the securities are not listed or admitted to trading on a Canadian stock exchange or a United States securities exchange, the last sale price, or in case no sale takes place on such date, the average of the high bid and low asked prices for each of such securities in the over-the-counter market, as quoted by any reporting system then in use; or

(iii)	if for any reason none of such parties is available on such day or the securities are not listed or admitted to trading on a Canadian stock exchange or a United States securities exchange or quoted by any such reporting system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the securities;
provided, however, that if on any such date none of such prices is available, the closing sale price per share of such securities on such date shall mean the fair value per share of the securities on such date as determined by a nationally or internationally recognized investment dealer or investment banker and provided further that if an event of a type analogous to any of the events described in Section 2.3 hereof shall have caused any price used to determine the Market Price on any Trading Day not to be fully comparable with the price as so determined on the Trading Day immediately preceding such date of determination, each such price so used shall be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 hereof in order to make it fully comparable with the price on the Trading Day immediately preceding such date of determination. The Market Price shall be expressed in Canadian dollars and, if initially determined in respect of any day forming part of the 20 consecutive Trading Day period in question in United States dollars, such amount shall be translated into Canadian dollars on such date at the Canadian Dollar Equivalent thereof;

(gg)	“Nominee” has the meaning ascribed thereto in Subsection 2.2(c);

(hh)	“Offer to Acquire” includes:
(i)	an offer to purchase or a solicitation of an offer to sell Voting Shares of any class or classes, and

(ii)	an acceptance of an offer to sell Voting Shares of any class or classes, whether or not such offer to sell has been solicited, or any combination thereof, and the Person accepting an offer to sell shall be deemed to be making an Offer to Acquire to the Person that made the offer to sell;
(ii)	“Offeror” means a Person who has announced, and has not withdrawn, an intention to make or who has made, and has not withdrawn, a Take-over Bid, other than a Person who has completed a Permitted Bid, a Competing Permitted Bid or an Exempt Acquisition;

(jj)	“Offeror’s Securities” means Voting Shares Beneficially owned by an Offeror on the date of the Offer to Acquire;

(kk)	“Permitted Bid” means a Take-over Bid made by an Offeror that is made by means of a Take-over Bid circular and which also complies with the following additional provisions:
(i)	the Take-over Bid is made to all holders of Voting Shares other than the Offeror;

(ii)	the Take-over Bid contains, and the take-up and payment for securities tendered or deposited is subject to, an irrevocable and unqualified provision that no Voting Shares will be taken up and paid for pursuant to the Take-over Bid (A) prior to the close of business on a date which is not less than 60 days following the date of the Take-over Bid and (B) unless at such date more than 50% of the Voting Shares held by Independent Shareholders shall have been deposited or tendered pursuant to the Take-over Bid and not withdrawn;

(iii)	unless the Take-over Bid is withdrawn, the Take-over Bid contains an irrevocable and unqualified provision that Voting Shares may be deposited pursuant to such Take-over Bid at any time during the period described in Clause 1.1(kk)(ii)(A) and that any Voting Shares deposited pursuant to the Take-over Bid may be withdrawn until taken up and paid for; and

(iv)	unless the Take-over Bid is withdrawn, the Take-over Bid contains an irrevocable and unqualified provision that in the event that the deposit condition set forth in Clause 1.1(kk)(ii)(B) is satisfied the Offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits and tenders of Voting Shares for not less than 10 Business Days from the date of such public announcement;

(ll)	“Permitted Bid Acquisition” means an acquisition of Voting Shares of any class made pursuant to a Permitted Bid or a Competing Permitted Bid;

(mm)	“Person” includes an individual, firm, association, trustee, executor, administrator, legal personal representative, body corporate, company, trust, partnership, joint venture syndicate or other form of unincorporated association, a government and its agencies or instrumentalities, any entity or group whether or not having legal personality, any successor (by merger, statutory amalgamation or otherwise) and any of the foregoing acting in any derivative, representative or fiduciary capacity;

(nn)	“Pro Rata Acquisition” means an acquisition of Voting Shares by a Person pursuant to: (i) a Dividend Reinvestment Acquisition; (ii) a Dividend Reinvestment Plan; or (iii) the receipt and/or exercise of rights issued by AnorMED to all the holders of a class of Voting Shares to subscribe for or purchase Voting Shares, provided that such rights are acquired directly from AnorMED as part of a rights offering and not from any other Person and provided that the Person does not thereby acquire a greater percentage of Voting Shares than the Person’s percentage of Voting Shares Beneficially owned immediately prior to such receipt or exercise; or (iv) a distribution by AnorMED of Voting Shares, or securities convertible into or exchangeable for Voting Shares (and the conversion or exchange of such convertible or exchangeable securities) made pursuant to a prospectus or a distribution by way of private placement by AnorMED, provided that the Person does not thereby acquire a greater percentage of such Voting Shares, or securities convertible or exchangeable for Voting Shares of that class, than the Person’s percentage of Voting Shares Beneficially owned immediately prior to such acquisition;

(oo)	“Record Time” has the meaning set forth in the recitals to this Agreement;

(pp)	“Redemption Price” has the meaning set forth in Subsection 5.1(a) of this Agreement;

(qq)	“Right” means a right to purchase a Common Share of AnorMED, upon the terms and subject to the conditions set forth in this Agreement;

(rr)	“Rights Agent” means Computershare Investor Services Inc., a trust company incorporated under the laws of Canada or any successor Rights Agent appointed pursuant to Section 4.4;

(ss)	“Rights Certificate” means the certificates representing the Rights after the Separation Time, which shall be substantially in the form attached hereto as Attachment 1;

(tt)	“Rights Register” and “Rights Registrar” have the meanings ascribed thereto in Subsection 2.6(a);

(uu)	“Securities Act (British Columbia)” means the Securities Act, R.S.B.C. 1996, c.418, as amended, and the regulations and rules thereunder, and any comparable or successor laws or regulations or rules thereto;

(vv)	“Securities Act (Ontario)” means the Securities Act, R.S.O. 1990, c. S.5, as amended, and the regulations and rules thereunder, and any comparable or successor laws or regulations or rules thereto;

(ww)	“Separation Time” means the close of business on the 8th Trading Day after the earlier of:
(i)	the Stock Acquisition Date;

(ii)	the date of the commencement of or first public announcement of the intent of any Person (other than AnorMED or any Subsidiary of AnorMED) to commence a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid, as the case may be); and

(iii)	the date upon which a Permitted Bid or Competing Permitted Bid ceases to be such, or such later date as may be determined by the Board of Directors, provided that, if any such Take-over Bid expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, such Take-over Bid shall be deemed, for the purposes of this definition, never to have been made;
(xx)	“Shares” means the Common Shares and “Share” shall mean a Common Share;

(yy)	“Stock Acquisition Date” means the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to section 111 of the Securities Act (British Columbia), section 101 of the Securities Act (Ontario) or Section 13(d) of the U.S. Exchange Act by AnorMED or an Acquiring Person that an Acquiring Person has become such;

(zz)	“Subsidiary” — a company is a Subsidiary of another company if
(i)	it is controlled by:
(A)	that other, or

(B)	that other and one or more companies each of which is controlled by that other, or

(C)	two or more companies each of which is controlled by that other, or
(ii)	it is a Subsidiary of a company that is that other’s Subsidiary;

(aaa)	“Take-over Bid” means an Offer to Acquire Voting Shares, or securities convertible into Voting Shares if, assuming that the Voting Shares or convertible securities subject to the Offer to Acquire are acquired and are Beneficially Owned at the date of such Offer to Acquire by the Person making such Offer to Acquire, such Voting Shares (including Voting Shares that may be acquired upon conversion of securities convertible into Voting Shares) together with the Offeror’s Securities constitute in the aggregate 20% or more of the outstanding Voting Shares at the date of the Offer to Acquire;

(bbb)	“Termination Time” means the time at which the right to exercise Rights shall terminate pursuant to Section 5.1;

(ccc)	“Trading Day”, when used with respect to any securities, means a day on which the principal Canadian securities exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if the securities are not listed or admitted to trading on any Canadian securities exchange, a day on which the principal United States securities exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if the securities are not listed or admitted to trading on any Canadian or United States securities exchange, a Business Day;

(ddd)	“U.S. — Canadian Exchange Rate” means, on any date:
(i)	if on such date the Bank of Canada sets an average noon spot rate of exchange for the conversion of one United States dollar into Canadian dollars, such rate; and

(ii)	in any other case, the rate for such date for the conversion of one United States dollar into Canadian dollars calculated in such manner as may be determined by the Board of Directors from time to time acting in good faith;
(eee)	“U.S. Dollar Equivalent” of any amount which is expressed in Canadian dollars means, on any date, the United States dollar equivalent of such amount determined by multiplying such amount by the Canadian — U.S. Exchange Rate in effect on such date;

(fff)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder as now in effect or as the same may from time to time be amended, re-enacted or replaced;

(ggg)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder as now in effect or as the same may from time to time be amended, re-enacted or replaced; and

(hhh)	“Voting Shares” means the Common Shares and any other shares in the capital of AnorMED entitled to vote in the election of directors.

1.2	Currency
All sums of money which are referred to in this Agreement are expressed in lawful money of Canada, unless otherwise specified.
1.3	Headings
The division of this Agreement into Articles, Sections, Subsections, Clauses, Paragraphs, Subparagraphs or other portions hereof and the insertion of headings, subheadings and a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
1.4	Calculation of Number and Percentage of Beneficial Ownership of Outstanding Voting Shares
For purposes of this Agreement, the percentage of Voting Shares of any class Beneficially owned by any Person, shall be and be deemed to be the product (expressed as a percentage) determined by the formula:
100 x A/B

where:

A =	the number of votes for the election of all directors on the Board of Directors generally attaching to the Voting Shares of that class Beneficially owned by such Person; and

B =	the number of votes for the election of all directors on the Board of Directors generally attaching to all outstanding Voting Shares of such class.
Where any Person is deemed to Beneficially own unissued Voting Shares, such Voting Shares shall be deemed to be outstanding for the purpose of calculating the percentage of Voting Shares owned by such Person.
1.5	Acting Jointly or in Concert
For purposes of this Agreement, a Person is acting jointly or in concert with every Person who, as a result of any agreement, commitment or understanding whether formal or informal, with the first Person, acquires or offers to acquire Voting Shares (other than customary agreements with and between underwriters and/or banking group members and/or selling group members with respect to a public offering or private placement of securities or pledges of securities in the ordinary course of business).
1.6	Generally Accepted Accounting Principles
Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be the recommendations at the relevant time of the Canadian Institute of Chartered Accountants, or any successor institute, applicable on a consolidated basis (unless otherwise specifically provided herein to be applicable on an unconsolidated basis) as at the date on which a calculation is made or required to be made in accordance with generally accepted accounting principles. Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any document, such determination or calculation shall, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with generally accepted accounting principles applied on a consistent basis.
ARTICLE 2
THE RIGHTS
2.1	Legend on Common Share Certificates
(a)	Certificates for shares issued after the Record Time but prior to the earlier of the Separation Time and the Expiration Time, shall evidence, in addition to the Shares, one Right represented thereby and shall have impressed on, printed on, written on or otherwise affixed to them the following legend:
Until the Separation Time (defined in the Limited Duration Shareholder Rights Plan Agreement referred to below), this certificate also evidences rights of the holder described in a Limited Duration Shareholder Rights Plan Agreement, dated as of August 29, 2006 (the “Limited Duration Shareholder Rights Plan Agreement”), between AnorMED Inc. (the “Corporation”) and Computershare Investor Services Inc., the terms of which are incorporated herein by reference and a copy of which is on file at the principal executive offices of the Corporation. Under certain circumstances set out in the Limited Duration Shareholder Rights Plan Agreement, the rights may expire, may become null and void or may be evidenced by separate certificates and no longer evidenced by this certificate. The Corporation will mail or arrange for the mailing of a copy of the Limited Duration Shareholder Rights Plan Agreement to the holder of this certificate without charge as soon as practicable after the receipt of a written request therefor.
Share certificates that are issued and outstanding at the Record Time, which as at the Effective Date represent Common Shares, shall also evidence one Right for each Common Share evidenced thereby, notwithstanding the absence of the foregoing legend, until the close of business on the earlier of the Separation Time and the Expiration Time.
2.2	Initial Exercise Price; Exercise of Rights; Detachment of Rights
(a)	Subject to adjustment as herein set forth, each Right will entitle the holder thereof, from and after the Separation Time and prior to the Expiration Time, to purchase one Common Share for the Exercise Price (with the Exercise Price and number of Common Shares being subject to adjustment as set forth below). Notwithstanding any other provision of this Agreement, any Rights held by AnorMED or any of its Subsidiaries shall be void.

(b)	Until the Separation Time,
(i)	the Rights shall not be exercisable and no Right may be exercised; and

(ii)	each Right will be evidenced by the certificate for the associated Common Share of AnorMED (regardless of whether the legend referred to in subsection 2.1(a) has been inserted) registered in the name of the holder thereof (which certificate shall also be deemed to represent a Rights Certificate) and will be transferable only together with, and will be transferred by a transfer of, such associated Common Share of AnorMED.
(c)	From and after the Separation Time and prior to the Expiration Time:
(i)	the Rights shall be exercisable; and

(ii)	the registration and transfer of Rights shall be separate from and independent of Common Shares of AnorMED.
Promptly following the Separation Time, AnorMED will prepare and the Rights Agent will mail to each holder of record of Shares as of the Separation Time (other than an Acquiring Person, any other Person whose Rights are or become void pursuant to the provisions of Subsection 3.1 (b) hereof and, in respect of any Rights Beneficially owned by such Acquiring Person which are not held of record by such Acquiring Person, the holder of record of such Rights (a “Nominee”)), at such holder’s address as shown by the records of AnorMED (AnorMED hereby agreeing to furnish copies of such records to the Rights Agent for this purpose):
(x)	a Rights Certificate in substantially the form set out in Attachment 1 hereof appropriately completed, representing the number of Rights held by such holder at the Separation Time and having such marks of identification or designation and such legends, summaries or endorsements printed thereon as AnorMED may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law, rule or regulation or judicial or administrative order or with any rule or regulation of any self-regulatory organization, stock exchange or quotation system on which the Rights may from time to time be listed or traded, or to conform to usage; and

(y)	a description of the Rights,
provided that a Nominee shall be sent the materials provided for in (x) and (y) in respect of all Shares of AnorMED held of record by it which are not Beneficially owned by an Acquiring Person. In order for AnorMED to determine whether any Person is holding Shares which are Beneficially owned by another Person,

AnorMED may require such first mentioned Person to furnish such information and documentation as AnorMED deems necessary or appropriate in order to make such determination.

(d)	Rights may be exercised, in whole or in part, on any Business Day after the Separation Time and prior to the Expiration Time by submitting to the Rights Agent in the manner specified in the Rights Certificate:
(i)	the Rights Certificate evidencing such Rights;

(ii)	an election to exercise such Rights (an “Election to Exercise”) substantially in the form attached to the Rights Certificate appropriately completed and executed by the holder or his executors or administrators or other personal representatives or his or their legal attorney duly appointed by an instrument in writing in form and executed in a manner satisfactory to the Rights Agent; and

(iii)	payment by certified cheque, banker’s draft or money order payable to the order of AnorMED, of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for Common Shares in a name other than that of the holder of the Rights being exercised.
(e)	Upon receipt of a Rights Certificate, together with a completed Election to Exercise executed in accordance with Clause 2.2(d)(ii), which does not indicate that such Right is null and void as provided by Subsection 3.1(b), and payment as set forth in Clause 2.2(d)(iii), the Rights Agent (unless otherwise instructed by AnorMED in the event that AnorMED is of the opinion that the Rights cannot be exercised in accordance with this Agreement) will thereupon promptly:
(i)	requisition from the transfer agent certificates representing the number of such Common Shares to be purchased (AnorMED hereby irrevocably authorizing its transfer agents to comply with all such requisitions);

(ii)	when appropriate, requisition from AnorMED the amount of cash to be paid in lieu of issuing fractional Common Shares;

(iii)	after receipt of the certificates referred to in Clause 2.2(e)(i), deliver the same to or upon the order of the registered holder of such Rights Certificates, registered in such name or names as may be designated by such holder;

(iv)	when appropriate, after receipt, deliver the cash referred to in Clause 2.2(e)(ii) to or to the order of the registered holder of such Rights Certificate; and

(v)	tender to AnorMED all payments received on the exercise of the Rights.
(f)	In case the holder of any Rights shall exercise less than all the Rights evidenced by such holder’s Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised (subject to the provisions of Subsection 5.5(a)) will be issued by the Rights Agent to such holder or to such holder’s duly authorized assigns.

(g)	AnorMED covenants and agrees that it will:
(i)	take all such action as may be necessary and within its power to ensure that all Shares delivered upon exercise of Rights shall, at the time of delivery of the certificates for such Shares (subject to payment of the Exercise Price), be duly authorized, validly issued and fully paid and non-assessable;

(ii)	take all such action as may be necessary and within its power to comply with the requirements of the CBCA, the Securities Act (British Columbia), the Securities Act (Ontario), the U.S. Securities Act, the U.S. Exchange Act and the securities laws or comparable legislation of each of the provinces of Canada and any other applicable law, rule or regulation, in connection with the issuance and delivery of the Rights Certificates and the issuance of any Shares upon exercise of Rights;

(iii)	use reasonable efforts to cause all Shares issued upon exercise of Rights to be listed on the principal stock exchanges on which such Shares were traded immediately prior to the Stock Acquisition Date;

(iv)	pay when due and payable, if applicable, any and all Canadian and United States federal, provincial, state and municipal transfer taxes and charges (not including any income or capital taxes of the holder or exercising holder or any liability of AnorMED to withhold tax) which may be payable in respect of the original issuance or delivery of the Rights Certificates, or certificates for Shares to be issued upon exercise of any Rights, provided that AnorMED shall not be required to pay any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for Shares in a name other than that of the holder of the Rights being transferred or exercised; and

(v)	after the Separation Time, except as permitted by Section 5.4, not take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.

2.3	Adjustments to Exercise Price; Number of Rights
The Exercise Price, the number and kind of securities subject to purchase upon exercise of each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 2.3.
(a)	In the event AnorMED shall at any time after the date of the Record Time and prior to the Expiration Time:
(i)	declare or pay a dividend on the Shares payable in Shares (or other securities exchangeable for or convertible into or giving a right to acquire Shares or other securities of AnorMED) other than pursuant to any Dividend Reinvestment Plan;

(ii)	subdivide or change the then outstanding Shares into a greater number of Shares;

(iii)	consolidate or change the then outstanding Shares into a smaller number of Shares; or

(iv)	issue any Shares (or other securities exchangeable for or convertible into or giving a right to acquire Shares or other securities of AnorMED) in respect of, in lieu of or in exchange for existing Shares except as otherwise provided in this Section 2.3, the Exercise Price and the number of Rights outstanding, or, if the payment or effective date therefor shall occur after the Separation Time, the securities purchasable upon exercise of Rights, shall be adjusted as of the payment or effective date in the manner set forth below. If an event occurs which would require an adjustment under both this Section 2.3 and subsection 3.1(a), the adjustment provided for in this Section 2.3 shall be in addition to, and shall be made prior to, any adjustment required under subsection 3.1(a).

If the Exercise Price and number of Rights outstanding are to be adjusted:
(x)	the Exercise Price in effect after such adjustment will be equal to the Exercise Price in effect immediately prior to such adjustment divided by the number of Shares (or other capital stock) (the “Expansion Factor”) that a holder of one Share immediately prior to such dividend, subdivision, change, consolidation or issuance would hold thereafter as a result thereof, and

(y)	each Right held prior to such adjustment will become that number of Rights equal to the Expansion Factor, and the adjusted number of Rights will be deemed to be distributed among the Shares with respect to which the original Rights were associated (if they remain outstanding) and the shares issued in respect of such dividend, subdivision, change, consolidation or issuance, so that each such Share (or other capital stock) will have exactly one Right associated with it.

For greater certainty, if the securities purchasable upon exercise of Rights are to be adjusted, the securities purchasable upon exercise of each Right after such adjustment will be the securities that a holder of the securities purchasable upon exercise of one Right immediately prior to such dividend, subdivision, change, consolidation or issuance would hold thereafter as a result of such dividend, subdivision, change, consolidation or issuance.

If, after the Record Time and prior to the Expiration Time, AnorMED shall issue any shares of capital stock other than Shares in a transaction of a type described in Clause 2.3(a)(i) to (iv), shares of such capital stock shall be treated herein as nearly equivalent to Shares as may be practicable and appropriate under the circumstances and AnorMED and the Rights Agent agree to amend this Agreement in order to effect such treatment.

In the event AnorMED shall at any time after the Record Time and prior to the Separation Time issue any Shares otherwise than in a transaction referred to in this Subsection 2.3(a), each such Share so issued shall automatically have one new Right associated with it, which Right shall be evidenced by the certificate representing such associated Share.

(b)	In the event AnorMED shall at any time after the Record Time and prior to the Separation Time fix a record date for the issuance of rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for or carrying a right to purchase Common Shares) at a price per Common Share (or, if a security convertible into or exchangeable for or carrying a right to purchase or subscribe for Common Shares, having a conversion, exchange or exercise price, including the price required to be paid to purchase such convertible or exchangeable security or right per share) less than the Market Price per Common Share on such record date, the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction:
(i)	the numerator of which shall be the number of Common Shares outstanding on such record date, plus the number of Common Shares that the aggregate offering price of the total number of Common Shares so to be offered (and/or the aggregate initial conversion, exchange or exercise price of the convertible or exchangeable securities or rights so to be offered, including the price required to be paid to purchase such convertible or exchangeable securities or rights) would purchase at such Market Price per Common Share; and

(ii)	the denominator of which shall be the number of Common Shares outstanding on such record date, plus the number of additional Common Shares to be offered for subscription or purchase (or into which the convertible or exchangeable securities or rights so to be offered are initially convertible, exchangeable or exercisable).
In case such subscription price may be paid by delivery of consideration, part or all of which may be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of Rights. Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such rights, options or warrants are not so issued, or if issued, are not exercised prior to the expiration thereof, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed, or to the Exercise Price which would be in effect based upon the number of Common Shares (or securities convertible into, or exchangeable or exercisable for Common Shares) actually issued upon the exercise of such rights, options or warrants, as the case may be.

For purposes of this Agreement, the granting of the right to purchase Common Shares (whether from treasury or otherwise) pursuant to a Dividend Reinvestment Plan or any employee benefit, stock option or similar plans shall be deemed not to constitute an issue of rights, options or warrants by AnorMED; provided, however, that, in all such cases, the right to purchase Common Shares is at a price per share of not less than 95% of the current market price per share (determined as provided in such plans) of the Common Shares.

(c)	In the event AnorMED shall at any time after the Record Time and prior to the Separation Time fix a record date for the making of a distribution to all holders of Common Shares (including any such distribution made in connection with a merger or amalgamation) of evidences of indebtedness, cash (other than an annual cash dividend or a dividend referred to in Clause 2.3(a)(i), but including any dividend payable in securities other than Common Shares), assets or rights, options or warrants (excluding those referred to in Subsection 2.3(b) hereof), the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction:
(i)	the numerator of which shall be the Market Price per Common Share on such record date, less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of Rights), on a per share basis, of the portion of the cash, assets, evidences of indebtedness, rights, options or warrants so to be distributed; and

(ii)	the denominator of which shall be such Market Price per Common Share.
Such adjustments shall be made successively whenever such a record date is fixed, and in the event that such a distribution is not so made, the Exercise Price shall be adjusted to be the Exercise Price which would have been in effect if such record date had not been fixed.

(d)	Notwithstanding anything herein to the contrary, no adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Exercise Price; provided, however, that any adjustments which by reason of this Subsection 2.3(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under Section 2.3 shall be made to the nearest cent or to the nearest ten-thousandth of a share. Notwithstanding the first sentence of this Subsection 2.3(d), any adjustment required by Section 2.3 shall be made no later than the earlier of:
(i)	three years from the date of the transaction which gives rise to such adjustment; or

(ii)	the Expiration Date.
(e)	In the event AnorMED shall at any time after the Record Time and prior to the Separation Time issue any shares of capital stock (other than Shares), or rights, options or warrants to subscribe for or purchase any such capital stock, or securities convertible into or exchangeable for any such capital stock in a transaction referred to in Clauses 2.3(a)(i) to (iv) above, if the Board of Directors acting in good faith determines that the adjustments contemplated by Subsections 23(a), (b) and (c) above in connection with such transaction will not appropriately protect the interests of the holders of Rights, the Board of Directors may determine what other adjustments to the Exercise Price, number of Rights and/or securities purchasable upon exercise of Rights would be appropriate and AnorMED and the Rights Agent shall have authority to amend this Agreement as appropriate to provide for such adjustments.

(f)	Each Right originally issued by AnorMED subsequent to any adjustment made to the Exercise Price hereunder shall evidence the right to purchase, at the Adjusted Exercise Price, the number of Shares purchasable from time to time hereunder upon exercise of a Right immediately prior to such issue, all subject to further adjustment as provided for herein.

(g)	Irrespective of any adjustment or change in the Exercise Price or the number of Shares issuable upon the exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the Exercise Price per Share and the number of Shares which were expressed in the initial Rights Certificates issued hereunder.

(h)	In any case in which this Section 2.3 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, AnorMED may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date the number of Shares and other securities of AnorMED, if any, issuable upon such exercise over and above the number of Shares and other securities of AnorMED, if any, issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment; provided, however, that AnorMED shall deliver to such holder an appropriate instrument evidencing such holder’s right to receive such additional shares (fractional or otherwise) or other securities upon the occurrence of the event requiring such adjustment.

(i)	Notwithstanding anything contained in this Section 2.3 to the contrary, AnorMED shall be entitled to make such reductions in the Exercise Price, in addition to those adjustments expressly required by this Section 2.3, as and to the extent that in their good faith judgment the Board of Directors shall determine to be advisable, in order that any:
(i)	consolidation or subdivision of Shares;

(ii)	issuance (wholly or in part for cash) of Shares or securities that by their terms are convertible into or exchangeable for Shares;

(iii)	stock dividends; or

(iv)	issuance of rights, options or warrants referred to in this Section 2.3, hereafter made by AnorMED to holders of its Shares, shall not be taxable to such shareholders.

(j)	If, as a result of an adjustment made pursuant to Section 3.1, the holder of any Right thereafter exercised shall become entitled to receive any securities other than Shares, thereafter the number of such other securities so receivable upon exercise of any Right and the applicable Exercise Price thereof shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as may be practicable to the provisions with respect to the Shares contained in the foregoing Subsections of this Section 2.3 and the provisions of this Agreement with respect to the Common Shares shall apply on like terms to any such other securities.

(k)	Whenever an adjustment to the Exercise Price or a change in the securities purchasable upon the exercise of Rights is made pursuant to this Section 2.3, AnorMED shall promptly:
(i)	prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment;

(ii)	file with the Rights Agent and with each transfer agent for the Shares, a copy of such certificate; and

(iii)	cause notice of the particulars of such adjustment or change to be given to the holders of the Rights.
Failure to file such certificate or to cause such notice to be given as aforesaid, or any defect therein, shall not affect the validity of any such adjustment or change.
2.4	Date on Which Exercise Is Effective
Each Person in whose name any certificate for Shares or other securities, if applicable, is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Shares or other securities, if applicable, represented thereon, and such certificate shall be dated the date upon which the Rights Certificate evidencing such Rights were duly surrendered in accordance with Subsection 2.2(d) (together with a duly completed Election to Exercise) and payment of the Exercise Price for such Rights (and any applicable transfer taxes and other governmental charges payable by the exercising holder hereunder) was made; provided, however, that if the date of such surrender and payment is a date upon which the Share transfer books of AnorMED are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Share transfer books of AnorMED are open.
2.5	Execution, Authentication, Delivery and Dating of Rights Certificates
(a)	The Rights Certificates shall be executed on behalf of AnorMED by any two directors or officers of AnorMED under the corporate seal of AnorMED reproduced thereon. The signature of any of these officers or directors on the Rights Certificates may be manual or facsimile. Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers or directors of AnorMED shall bind AnorMED, notwithstanding that such individuals or any of them have ceased to hold such offices either before or after the countersignature and delivery of such Rights Certificates.

(b)	Promptly after AnorMED learns of the Separation Time, AnorMED will notify the Rights Agent of such Separation Time and will deliver Rights Certificates executed by AnorMED to the Rights Agent for countersignature, and the Rights Agent shall countersign (in a manner satisfactory to AnorMED) and send such Rights Certificates to the holders of the Rights pursuant to Subsection 2.2(c) hereof. No Rights Certificate shall be valid for any purpose until countersigned by the Rights Agent as aforesaid.

(c)	Each Rights Certificate shall be dated the date of countersignature thereof.
2.6	Registration, Transfer and Exchange
(a)	AnorMED will cause to be kept a register (the “Rights Register”) in which, subject to such reasonable regulations as it may prescribe, AnorMED will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed registrar for the Rights (the “Rights Registrar”) for the purpose of maintaining the Rights Register for AnorMED and registering Rights and transfers of Rights as herein provided and the Rights Agent hereby accepts such appointment. In the event that the Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times.

(b)	After the Separation Time and prior to the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of Subsection 2.6(c), AnorMED will execute, and the Rights Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificates so surrendered.

(c)	All Rights issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obligations of AnorMED, and such Rights shall be entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or exchange.

(d)	Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to AnorMED or the Rights Agent, as the case may be, duly executed by the holder thereof or such holder’s attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.6, AnorMED may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of the Rights Agent) connected therewith.

(e)	AnorMED shall not be required to register the transfer or exchange of any Rights after the Rights have been terminated pursuant to the provisions of this Agreement.
2.7	Mutilated, Destroyed, Lost and Stolen Rights Certificates
(a)	If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, AnorMED shall execute and the Rights Agent shall countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.

(b)	If there shall be delivered to AnorMED and the Rights Agent prior to the Expiration Time:
(i)	evidence to their reasonable satisfaction of the destruction, loss or theft of any Rights Certificate; and

(ii)	such security or indemnity as may be reasonably required by them to save each of them and any of their agents harmless, then, in the absence of notice to AnorMED or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, AnorMED shall execute and upon AnorMED’ request the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen.

(c)	As a condition to the issuance of any new Rights Certificate under this Section 2.7, AnorMED may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of the Rights Agent) connected therewith.

(d)	Every new Rights Certificate issued pursuant to this Section 2.7 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence the contractual obligation of AnorMED, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued hereunder.
2.8	Persons Deemed Owners of Rights
AnorMED, the Rights Agent and any agent of AnorMED or the Rights Agent may deem and treat the Person in whose name a Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever. As used in this Agreement, unless the context otherwise requires, the term “holder” of any Rights shall mean the registered holder of such Rights (or, prior to the Separation Time, of the associated Share).
2.9	Delivery and Cancellation of Certificates
All Rights Certificates surrendered upon exercise or for redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the Rights Agent. AnorMED may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder which AnorMED may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly cancelled by the Rights Agent. No Rights Certificate shall be countersigned in lieu of or in exchange for any Rights Certificates cancelled as provided in this Section 2.9, except as expressly permitted by this Agreement. The Rights Agent shall, subject to applicable laws, destroy all cancelled Rights Certificates and deliver a certificate of destruction to AnorMED.

2.10	Agreement of Rights Holders
Every holder of Rights, by accepting the same, consents and agrees with AnorMED and the Rights Agent and with every other holder of Rights:
(a)	to be bound by and subject to the provisions of this Agreement, as amended from time to time in accordance with the terms hereof, in respect of all Rights held;

(b)	that prior to the Separation Time, each Right will be transferable only together with, and will be transferred by a transfer of, the associated Share certificate representing such Right;

(c)	that after the Separation Time, the Rights Certificates will be transferable only on the Rights Register as provided herein;

(d)	that prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Share certificate) for registration of transfer, AnorMED, the Rights Agent and any agent of AnorMED or the Rights Agent may deem and treat the Person in whose name the Rights Certificate (or, prior to the Separation Time, the associated Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on such Rights Certificate or the associated Share certificate made by anyone other than AnorMED or the Rights Agent) for all purposes whatsoever, and neither AnorMED nor the Rights Agent shall be affected by any notice to the contrary;

(e)	that such holder of Rights has waived his right to receive any fractional Rights or any fractional shares or other securities upon exercise of a Right (except as provided herein);

(f)	that without the approval of any holder of Rights or Shares and upon the sole authority of the Board of Directors, this Agreement may be supplemented or amended from time to time pursuant to Section 5.4 and the penultimate paragraph of Subsection 2.3(a); and

(g)	that notwithstanding anything in this Agreement to the contrary, neither AnorMED nor the Rights Agent shall have any liability to any holder of a Right or to any other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation.
2.11	Rights Certificate Holder Not Deemed a Shareholder
No holder, as such, of any Rights or Rights Certificate shall be entitled to vote, receive dividends or be deemed for any purpose whatsoever the holder of any Common Share or any other share or security of AnorMED which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Rights Certificate be construed or deemed or confer upon the holder of any Right or Rights Certificate, as such, any right, title, benefit or privilege of a holder of Common Shares or any other shares or securities of AnorMED or any right to vote at any meeting of shareholders of AnorMED whether for the election of directors or otherwise or upon any matter submitted to holders of Common Shares or any other shares of AnorMED at any meeting thereof, or to give or withhold consent to any action of AnorMED, or to receive notice of any meeting or other action affecting any holder of Common Shares or any other shares of AnorMED except as expressly provided herein, or to receive dividends, distributions or subscription rights, or otherwise, until the Right or Rights evidenced by Rights Certificates shall have been duly exercised in accordance with the terms and provisions hereof.
ARTICLE 3
ADJUSTMENTS TO THE RIGHTS IN THE EVENT OF CERTAIN TRANSACTIONS
3.1	Flip-in Event
(a)	Subject to Subsection 3.1(b) and Section 5.1, in the event that prior to the Expiration Time a Flip-in Event shall occur, then:
(i)	each Right shall constitute, effective at the close of business on the 8th Trading Day after the Stock Acquisition Date, the right to purchase from AnorMED, upon exercise thereof in accordance with the terms hereof, that number of Common Shares having an aggregate Market Price on the date of consummation or occurrence of such Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 in the event that after the consummation or occurrence or event, an event of a type analogous to any of the events described in Section 2.3 shall have occurred);

(ii)	in the event that there are insufficient authorized but unissued Shares to permit each holder of a Right (other than an Acquiring Person or a transferee of the kind described in Clause 3.1(b)(ii)) to purchase from AnorMED that number of Shares per Right provided for in Clause 3.1(a)(i) or 3.1(a)(ii), then until such time as holders of Shares approve an increase in AnorMED’ authorized capital such that there are sufficient authorized but unissued Shares to permit each holder of a Right (other than an Acquiring Person or a transferee of the kind described in Clause 3.1(b)(ii)) to purchase from AnorMED that number of Shares per Right provided for in Clause 3.1(a)(i) or 3.1(a)(ii), each whole Right shall constitute, effective at the close of business on the 8th Trading Day after the Stock Acquisition Date, the right to purchase from AnorMED, upon exercise thereof in accordance with the terms hereof, that number of Shares that is equal to one Share multiplied by the Adjustment Factor for an amount in cash equal to the Adjusted Exercise Price (such right to be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 in the event that after the consummation or occurrence or event, an event of a type analogous to any of the events described in Section 2.3 shall have occurred); and
(b)	Notwithstanding anything in this Agreement to the contrary, upon the occurrence of any Flip-in Event, any Rights that are or were Beneficially owned on or after the earlier of the Separation Time or the Stock Acquisition Date by:
(i)	an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person); or

(ii)	a transferee of Rights, directly or indirectly, from an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person), where such transferee becomes a transferee concurrently with or subsequent to the Acquiring Person becoming such in a transfer that the Board of Directors has determined is part of a plan, arrangement or scheme of an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Associate or Affiliate of an Acquiring Person), that has the purpose or effect of avoiding Clause 3.1(b)(i)
shall become null and void without any further action, and any holder of such Rights (including transferees) shall thereafter have no right to exercise such Rights under any provision of this Agreement and further shall thereafter not have any other rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise.

(c)	From and after the Separation Time, AnorMED shall do all such acts and things as shall be necessary and within its power to ensure compliance with the provisions of Section 3.1, including without limitation, all such acts and things as may be required to satisfy the requirements of the CBCA, the Securities Act (British Columbia) the Securities Act (Ontario), the U.S. Securities Act, the U.S. Exchange Act and the securities laws or comparable legislation in each of the provinces of Canada and each of the states of the United States in respect of the issue of Shares upon the exercise of Rights in accordance with this Agreement.

(d)	Any Rights Certificate that would represent Rights Beneficially owned by a Person described in either Clause 3.1(b)(i) or (ii) or transferred to any nominee of any such Person, and any Rights Certificate that would be issued upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall either not be issued upon the instruction of AnorMED in writing to the Rights Agent or contain the following legend:

The Rights represented by this Rights Certificate were issued to a Person who was an Acquiring Person or an Affiliate or an Associate of an Acquiring Person (as such terms are defined in the Limited Duration Shareholder Rights Plan Agreement) or a Person who was acting jointly or in concert with an Acquiring Person or an Affiliate or Associate of an Acquiring Person. This Rights Certificate and the Rights represented hereby are void or shall become void in the circumstances specified in Subsection 3.1 (b) of the Limited Duration Shareholder Rights Plan Agreement.
provided, however, that the Rights Agent shall not be under any responsibility to ascertain the existence of facts that would require the imposition of such legend but shall impose such legend only if instructed to do so by AnorMED in writing or if a holder fails to certify upon transfer or exchange in the space provided on the Rights Certificate that such holder is not a Person described in such legend. The issuance of a Rights Certificate without the legend referred to in this Subsection 3.1 (d) shall be of no effect on the provisions of Subsection 3.1(b).
ARTICLE 4
THE RIGHTS AGENT
4.1	General
(a)	AnorMED hereby appoints the Rights Agent to act as agent for AnorMED and the holders of the Rights in accordance with the terms and conditions of this Agreement, and the Rights Agent hereby accepts such appointment. AnorMED may from time to time appoint one or more co-Rights Agents (“Co-Rights Agents”) as it may deem necessary or desirable, subject to the approval of the Rights Agent. In the event AnorMED appoints one or more Co-Rights Agents, the respective duties of the Rights Agent and Co-Rights Agents shall be as AnorMED may determine with the approval of the Rights Agent and the Co-Rights Agents. AnorMED agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements reasonably incurred in the execution and administration of this Agreement and the exercise and performance of its duties hereunder (including the reasonable fees and other disbursements of any expert retained by the Rights Agent with the approval of AnorMED, such approval not to be unreasonably withheld). AnorMED also agrees to indemnify the Rights Agent, its officers, directors and employees for, and to hold it harmless against, any loss, liability, or expense, incurred without negligence, bad faith or wilful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including legal costs and expenses, which right to indemnification will survive the termination of this Agreement or the resignation or removal of the Rights Agent.

(b)	The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any certificate for Shares, Rights Certificate, certificate for other securities of AnorMED, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, opinion, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

(c)	AnorMED shall inform the Rights Agent in a reasonably timely manner of events which may materially affect the administration of this Agreement by the Rights Agent and, at any time upon request, shall provide to the Rights Agent an incumbency certificate certifying the then current officers of AnorMED.
4.2	Merger, Amalgamation or Consolidation or Change of Name of Rights Agent
(a)	Any company into which the Rights Agent may be merged or amalgamated or with which it may be consolidated, or any company resulting from any merger, amalgamation, statutory arrangement or consolidation to which the Rights Agent is a party, or any company succeeding to the securityholder services business of the Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such company would be eligible for appointment as a successor Rights Agent under the provisions of Section 4.4 hereof. In case at the time such successor Rights Agent succeeds to the agency created by this Agreement any of the Rights Certificates have been countersigned but not delivered, any successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights have not been countersigned, any successor Rights Agent may countersign such Rights Certificates in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates will have the full force provided in the Rights Certificates and in this Agreement.

(b)	In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

4.3	Duties of Rights Agent
The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, all of which AnorMED and the holders of certificates for Shares and Rights Certificates, by their acceptance thereof, shall be bound:
(a)	the Rights Agent may retain and consult with legal counsel (who may be legal counsel for AnorMED) and the opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion and the Rights Agent may also consult with such other experts as the Rights Agent shall consider necessary or appropriate to properly carry out the duties and obligations imposed under this Agreement (at AnorMED’ expense) and the Rights Agent shall be entitled to act and rely in good faith on the advice of any such expert;

(b)	whenever in the performance of its duties under this Agreement, the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by AnorMED prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by Persons believed by the Rights Agent to be any two directors or officers of AnorMED and delivered to the Rights Agent; and such certificate will be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate;

(c)	the Rights Agent will be liable hereunder for its own negligence, bad faith or wilful misconduct;

(d)	the Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates for Shares or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by AnorMED only;

(e)	the Rights Agent will not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any certificate for a Share or Rights Certificate (except its countersignature thereof); nor will it be responsible for any breach by AnorMED of any covenant or condition contained in this Agreement or in any Rights Certificate; nor will it be responsible for any change in the exerciseability of the Rights (including the Rights becoming void pursuant to Subsection 3.1 (b) hereof) or any adjustment required under the provisions of Section 2.3 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by Section 2.3 describing any such adjustment); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization of any Shares to be issued pursuant to this Agreement or any Rights or as to whether any Shares will, when issued, be duly and validly authorized, executed, issued and delivered and fully paid and non-assessable;

(f)	AnorMED agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement;

(g)	the Rights Agent is hereby authorized and directed to accept instructions in writing with respect to the performance of its duties hereunder from any individuals believed by the Rights Agent to be any two officers or directors of AnorMED, and to apply to such individuals for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such individual;

(h)	the Rights Agent and any shareholder or stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in Shares, Rights or other securities of AnorMED or become pecuniarily interested in any transaction in which AnorMED may be interested, or contract with or lend money to AnorMED or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for AnorMED or for any other legal entity; and

(i)	the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to AnorMED resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.
4.4	Change of Rights Agent
The Rights Agent may resign and be discharged from its duties under this Agreement upon 60 days’ notice (or such lesser notice as is acceptable to AnorMED) in writing mailed to AnorMED and to each transfer agent of Shares by registered or certified mail. AnorMED may remove the Rights Agent upon 60 days’ notice in writing, mailed to the Rights Agent and to each transfer agent of the Shares by registered or certified mail. If the Rights Agent should resign or be removed or otherwise become incapable of acting, AnorMED will appoint a successor to the Rights Agent. If AnorMED fails to make such appointment within a period of 60 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then by prior written notice to AnorMED the resigning Rights Agent (at AnorMED’ expense) or the holder of any Rights (which holder shall, with such notice, submit such holder’s Rights Certificate, if any, for inspection by AnorMED), may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by AnorMED or by such a court, shall be a company incorporated under the laws of Canada or a province thereof authorized to carry on the business of a trust company in the Province of British Columbia. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, AnorMED will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Shares, and mail a notice thereof in writing to the holders of the Rights in accordance with Section 5.9. Failure to give any notice provided for in this Section 4.4, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of any successor Rights Agent, as the case may be.
ARTICLE 5
MISCELLANEOUS
5.1	Redemption and Waiver
(a)	The Board of Directors acting in good faith may, at its option, at any time prior to the Separation Time elect to redeem all but not less than all of the then outstanding Rights at a redemption price of $0.00001 per Right appropriately adjusted in a manner analogous to the applicable adjustment provided for in section 2.3 herein if an event of the type analogous to any of the events described in section 2.3 herein shall have occurred (such redemption price being herein referred to as the “Redemption Price”). The redemption of the Rights by the Board of Directors may be effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish.

(b)	The Board of Directors may, until the Separation Time, upon written notice delivered to the Rights Agent, waive the application of section 3.1 herein to any particular Flip-in Event.

(c)	Notwithstanding the provisions of subsection 5.1(b) herein, the Board of Directors may waive the application of section 3.1 herein to any particular Flip-in Event, provided that both of the following conditions are satisfied:
(i)	the Board of Directors has determined that the Acquiring Person became an Acquiring Person by inadvertence and without any intent or knowledge that he would become an Acquiring Person; and

(ii)	such Acquiring Person has reduced its Beneficial ownership of Voting Shares such that at the time of waiver pursuant to this subsection 5.1(c) herein it is no longer an Acquiring Person;

and, in the event of any such waiver, for the purposes of this Agreement, such Flip-in Event shall be deemed not to have occurred as a result of such Person having inadvertently become an Acquiring Person.

(d)	The Board of Directors shall, without further formality, be deemed to have elected to redeem the Rights at the Redemption Price on the date of expiry of a Permitted Bid or a Competing Permitted Bid, provided that the Offeror takes up and pays for the Voting Shares pursuant to the terms and conditions of the Permitted Bid or Competing Permitted Bid.

(e)	If the Board of Directors elects or is deemed to have elected to redeem the Rights, the right to exercise the Rights will thereupon, without further action and without notice, terminate and the only right thereafter of the holders of Rights, as such, shall be to receive the Redemption Price.

(f)	Within 10 days after the Board of Directors has elected or been deemed to have elected to redeem the Rights, AnorMED shall give notice of redemption to the holders of the then outstanding Rights by mailing such notice to each such holder at his last address as it appears upon the registry books of the Rights Agent or, prior to the Separation Time, on the registry books of the transfer agent for the Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. AnorMED may not redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this section 5.1, and other than in connection with the purchase of Shares prior to the Separation Time.

(g)	AnorMED shall give prompt notice to the Rights Agent of any waiver of the application of Section 3.1 made by the Board of Directors under this Section 5.1.
5.2	Expiration
No Person shall have any rights whatsoever pursuant to this Agreement or in respect of any Right after the Expiration Time, except the Rights Agent as specified in Subsection 4.1 (a) of this Agreement.
5.3	Issuance of New Rights Certificates
Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, AnorMED may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by the Board of Directors to reflect any adjustment or change in the number or kind or class of securities purchasable upon exercise of Rights made in accordance with the provisions of this Agreement.
5.4	Supplements and Amendments
AnorMED may from time to time supplement or amend this Agreement as follows:

(a)	to make any changes or amendments required hereunder or otherwise which the Board of Directors acting in good faith may deem necessary or desirable, including without limitation amend the Exercise Price, provided that no such supplement or amendment made on or after the occurrence of the Separation Time shall materially adversely affect the interest of the holders of Rights generally and provided further that no such supplement or amendment shall be made to the provisions of Article 4 except with the written concurrence of the Rights Agent to such supplement or amendment; or

(b)	in order to cure any ambiguity or to correct or supplement any provision contained herein which may be inconsistent with any other provision herein or be otherwise defective.
5.5	Fractional Rights and Fractional Shares
(a)	AnorMED shall not be required to issue fractions of Rights or to distribute Rights Certificates which evidence fractional Rights and AnorMED shall not be required to pay any amount to a holder of record of Rights Certificates in lieu of such fractional Rights.

(b)	AnorMED shall not be required to issue fractions of Shares upon exercise of Rights or to distribute certificates which evidence fractional Shares. In lieu of issuing fractional Shares, AnorMED shall be entitled to pay to the registered holders of Rights Certificates, at the time such Rights are exercised as herein provided, an amount in cash equal to the fraction of the Market Price of one Share that the fraction of a Share that would otherwise be issuable upon the exercise of such Right is of one whole Share at the date of such exercise.
5.6	Rights of Action
Subject to the terms of this Agreement, all rights of action in respect of this Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective holders of the Rights. Any holder of Rights, without the consent of the Rights Agent or of the holder of any other Rights, may, on such holder’s own behalf and for such holder’s own benefit and the benefit of other holders of Rights, enforce, and may institute and maintain any suit, action or proceeding against AnorMED to enforce such holder’s right to exercise such holder’s Rights, or Rights to which such holder is entitled, in the manner provided in such holder’s Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holder of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement.
5.7	Regulatory Approvals
Any obligation of AnorMED or action or event contemplated by this Agreement shall be subject to the receipt of any requisite approval or consent from any governmental or regulatory authority, and without limiting the generality of the foregoing, necessary approvals of any stock exchange shall be obtained, such as approvals relating to the listing or issuance of Shares upon the exercise of Rights under Subsection 2.2(d).
5.8	Declaration as to Non-Canadian Holders
If in the opinion of the Board of Directors (who may rely upon the advice of counsel) any action or event contemplated by this Agreement would require compliance by AnorMED with the securities laws or comparable legislation of a jurisdiction outside Canada or the United States, the Board of Directors acting in good faith shall take such actions as it may deem appropriate to ensure such compliance. In no event shall AnorMED or the Rights Agent be required to issue or deliver Rights or securities issuable on exercise of Rights to persons who are citizens, residents or nationals of any jurisdiction other than Canada or the United States, in which such issue or delivery would be unlawful without registration of the relevant Persons or securities for such purposes.
5.9	Notices
(a)	Notices or demands authorized or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to or on AnorMED shall be sufficiently given or made if delivered, sent by registered or certified mail, postage prepaid (until another address is filed in writing with the Rights Agent), or sent by facsimile or other form of recorded electronic communication, charges prepaid and confirmed in writing, as follows:
AnorMED Inc.
Suite 200, 20353 64th Avenue
Langley, B.C.
V2Y 1N5
Attention:       W.J. (Bill) Adams
Telecopy No.: (604) 530-0976
(b)	Notices or demands authorized or required by this Agreement to be given or made by AnorMED or by the holder of any Rights to or on the Rights Agent shall be sufficiently given or made if delivered, sent by registered or certified mail, postage prepaid (until another address is filed in writing with AnorMED), or sent by facsimile or other form of recorded electronic communication, charges prepaid, and confirmed in writing, as follows:
Computershare Investor Services Inc.
510 Burrard St., 2nd Floor
Vancouver, B.C.
V6C 3B9
Attention:        Manager, Client Services
Telecopy No.: (604) 661-9401

(c)	Notices or demands authorized or required by this Agreement to be given or made by AnorMED or the Rights Agent to or on the holder of any Rights shall be sufficiently given or made if delivered or sent by certified mail, postage prepaid, addressed to such holder at the address of such holder as it appears upon the register of the Rights Agent or, prior to the Separation Time, on the register of AnorMED for its Shares. Any notice which is mailed or sent in the manner herein provided shall be deemed given, whether or not the holder receives the notice.

(d)	Any notice given or made in accordance with this Section 5.9 shall be deemed to have been given and to have been received on the day of delivery, if delivered, on the third Business Day (excluding each day during which there exists any general interruption of postal service due to strike, lockout or other cause) following the mailing thereof, if mailed, and on the day of telegraphing, telecopying or sending of the same by other means of recorded electronic communication (provided such sending is during the normal business hours of the addressee on a Business Day and if not, on the first Business Day thereafter). Each of AnorMED and the Rights Agent may from time to time change its address for notice by notice to the other given in the manner aforesaid.
5.10	Costs of Enforcement
AnorMED agrees that if AnorMED fails to fulfil any of its obligations pursuant to this Agreement, then AnorMED will reimburse the holder of any Rights for the costs and expenses (including legal fees) incurred by such holder to enforce his rights pursuant to any Rights or this Agreement.
5.11	Successors
All the covenants and provisions of this Agreement by or for the benefit of AnorMED or the Rights Agent shall bind and enure to the benefit of their respective successors and assigns hereunder.
5.12	Benefits of this Agreement
Nothing in this Agreement shall be construed to give to any Person other than AnorMED, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Agreement; further, this Agreement shall be for the sole and exclusive benefit of AnorMED, the Rights Agent and the holders of the Rights.
5.13	Governing Law
This Agreement and each Right issued hereunder shall be deemed to be a contract made under the laws of the Province of British Columbia and for all purposes shall be governed by and construed in accordance with the laws of such Province applicable to contracts to be made and performed entirely within such Province.

5.14	Severability
If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective only as to such jurisdiction and to the extent of such invalidity or unenforceability in such jurisdiction without invalidating or rendering unenforceable or ineffective the remaining terms and provisions hereof in such jurisdiction or the application of such term or provision in any other jurisdiction or to circumstances other than those as to which it is specifically held invalid or unenforceable.
5.15	Effective Date and Termination
This Agreement is effective and in full force and effect in accordance with its terms from and after the Effective Date. This Agreement and all outstanding Rights shall terminate and be void and of no further force and effect from and after the close of business on the date that is the earlier of:
(a)	The Termination Time; and

(b)	February 28, 2007.
(the “Expiration Time”)
5.16	Determinations and Actions by the Board of Directors
All actions, calculations and determinations (including all omissions with respect to the foregoing) which are done or made by the Board for the purposes of this Agreement, in good faith, shall not subject the Board or any director of AnorMED to any liability to the holders of the Rights.
5.17	Time of the Essence
Time shall be of the essence in this Agreement.
5.18	Execution in Counterparts
This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
[Singature page to follow]

     IN WITNESS THEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ANORMED INC.
By:	/s/ Kenneth H. Galbraith
	Name:	Kenneth H. Galbraith
	Title:	Chairman of the Board, Director and Interim Chief Executive Officer

COMPUTERSHARE INVESTOR SERVICES INC.
By:	/s/ Chad Emnace
	Name:	Chad Emnace
	Title:	Relationship Manager

By:	/s/ Kim Wong
	Name:	Kim Wong
	Title:	Relationship Manager

ATTACHMENT 1
ANORMED INC.
LIMITED DURATION SHAREHOLDER RIGHTS PLAN AGREEMENT
[Form of Rights Certificate]

Certificate No.	Rights
THE RIGHTS ARE SUBJECT TO TERMINATION ON THE TERMS SET FORTH IN THE LIMITED DURATION SHAREHOLDER RIGHTS PLAN AGREEMENT. UNDER CERTAIN CIRCUMSTANCES (SPECIFIED IN SUBSECTION 3.1(b) OF THE LIMITED DURATION SHAREHOLDER RIGHTS PLAN AGREEMENT), RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON OR CERTAIN RELATED PARTIES, OR TRANSFEREES OF AN ACQUIRING PERSON OR CERTAIN RELATED PARTIES, MAY BECOME VOID.
Rights Certificate
This certifies that                                                                                 , or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the Limited Duration Shareholder Rights Plan Agreement, dated as of August 29, 2006, as the same may be further amended or supplemented from time to time, (the “Limited Duration Shareholder Rights Plan Agreement”), between AnorMED Inc., a corporation duly incorporated under the laws of Canada, and Computershare Investor Services Inc., a trust company incorporated under the laws of Canada (the “Rights Agent”) (which term shall include any successor Rights Agent under the Limited Duration Shareholder Rights Plan Agreement), to purchase from AnorMED Inc. at any time after the Separation Time (as such term is defined in the Limited Duration Shareholder Rights Plan Agreement) and prior to the Expiration Time (as such term is defined in the Limited Duration Shareholder Rights Plan Agreement), one fully paid common share of AnorMED Inc. (a “Common Share”) at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate with the Form of Election to Exercise (in the form provided hereinafter) duly executed and submitted to the Rights Agent at its principal office in the city of Vancouver, British Columbia or any other cities as may be designated by the Rights Agreement from time to time. The Exercise Price shall initially be $50 (Cdn.) per Right and shall be subject to adjustment in certain events as provided in the Limited Duration Shareholder Rights Plan Agreement.
This Rights Certificate is subject to all of the terms and provisions of the Limited Duration Shareholder Rights Plan Agreement, which terms and provisions are incorporated herein by reference and made a part hereof and to which Limited Duration Shareholder Rights Plan Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Rights Agent, AnorMED Inc. and the holders of the Rights Certificates. Copies of the Limited Duration Shareholder Rights Plan Agreement are on file at the registered office of AnorMED Inc.

This Rights Certificate, with or without other Rights Certificates, upon surrender at any of the offices of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates surrendered. If this Rights Certificate shall be exercised in part, the registered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.
No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of Common Shares or of any other securities which may at any time be issuable upon the exercise hereof, nor shall anything contained in the Limited Duration Shareholder Rights Plan Agreement or herein be construed to confer upon the holder hereof, as such, any of the Rights of a shareholder of AnorMED Inc. or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in the Limited Duration Shareholder Rights Plan Agreement), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised as provided in the Limited Duration Shareholder Rights Plan Agreement.
This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.
WITNESS the facsimile signature of the proper officers of AnorMED Inc. and its corporate seal.

Date:	By:

ANORMED INC.

By:	By:

Countersigned:

COMPUTERSHARE INVESTOR SERVICES INC.

By:

Authorized Signatory

FORM OF ASSIGNMENT
(To be executed by the registered holder if such holder desires to transfer the Rights Certificate.)
FOR VALUE RECEIVED                                                                                                                                                                              hereby
sells, assigns and transfers unto

(Please print name and address of transferee.)
the Rights represented by this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                                                                                                                                                                  , as attorney, to transfer the within Rights on the books of AnorMED Inc., with full power of substitution.

Dated:

Signature

Signature	Guaranteed:	(Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.)
Signature must be guaranteed by a Canadian Chartered Bank, a Canadian trust company, a member of a recognized stock exchange or a member of the Securities Transfer Association Medallion (STAMP) Program.

CERTIFICATE
(To be completed if true.)
The undersigned party transferring Rights hereunder, hereby represents, for the benefit of all holders of Rights and Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially owned by an Acquiring Person or an Affiliate or Associate thereof or a Person acting jointly or in concert with an Acquiring Person or an Affiliate or Associate thereof. Capitalized terms shall have the meaning ascribed thereto in the Limited Duration Shareholder Rights Plan Agreement.

Signature
(To be attached to each Rights Certificate.)

FORM OF ELECTION TO EXERCISE
(To be exercised by the registered holder if such holder desires to exercise the Rights Certificate.)
TO: AnorMED Inc. and Computershare Trust Company of Canada
The undersigned hereby irrevocably elects to exercise
                                                                                 whole Rights represented by the attached Rights Certificate to purchase the Common Shares or other securities, if applicable, issuable upon the exercise of such Rights and requests that certificates for such securities be issued in the name of:

(Name)

(Address)

(City and Province)

Social Insurance, Social Security or other taxpayer identification number.
If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

(Name)

(Address)

(City and Province)

Social Insurance, Social Security or other taxpayer identification number.

Dated:

Signature

Signature Guaranteed:	(Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.)
Signature must be guaranteed by a Canadian Chartered Bank, a Canadian trust company, a member of a recognized stock exchange or a member of the Securities Transfer Association Medallion (STAMP) Program.

CERTIFICATE
(To be completed if true.)
The undersigned party exercising Rights hereunder, hereby represents, for the benefit of all holders of Rights and Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially owned by an Acquiring Person or an Affiliate or Associate thereof or a Person acting jointly or in concert with an Acquiring Person or an Affiliate or Associate thereof. Capitalized terms shall have the meaning ascribed thereto in the Limited Duration Shareholder Rights Plan Agreement.

Signature
(To be attached to each Rights Certificate.)
NOTICE
In the event the certification set forth above in the Forms of Assignment and Election to Exercise is not completed, AnorMED Inc. will deem the Beneficial owner of the Rights evidenced by this Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof. No Rights Certificates shall be issued in exchange for a Rights Certificate owned or deemed to have been owned by an Acquiring Person or an Affiliate or Associate thereof, or by a Person acting jointly or in concert with an Acquiring Person or an Affiliate or Associate thereof.

Signature Guaranteed:	(Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.)
Signature must be guaranteed by a Canadian Chartered Bank, a Canadian trust company, a member of a recognized stock exchange or a member of the Securities Transfer Association Medallion (STAMP) Program.